Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2007 RESULTS
     Dallas, Texas, May 2, 2007 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2007 results: Revenues in the first quarter 2007 increased to $29.4 million from $28.3 million in the first quarter 2006, an increase of $1.1 million, or 4.0%. Revenues from the Company’s lime and limestone operations decreased $112 thousand, or 0.4%, to $27.6 million compared to the Company’s record first quarter 2006 level, while revenues from its natural gas interests increased $1.3 million, or 217.1%, to $1.8 million. The decrease in lime and limestone revenues primarily resulted from lower pulverized limestone sales (“PLS”) due to the continuing reduced demand for roof shingles, partially offset by average price increases for products of approximately 4.7% and increased lime slurry sales.
     The Company reported net income of $2.1 million ($0.33 per share diluted) for the first quarter 2007, compared to net income of $2.3 million ($0.37 per share diluted) for the first quarter 2006, a decrease of $238 thousand, or 10.4%. Net income for the 2006 quarter included a reduction of $550 thousand ($0.09 per share diluted), for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740 thousand, less $190 thousand income tax benefit), as required by EITF Issue No. 04-6.
     The Company’s gross profit for the first quarter 2007 was $5.6 million, compared to $6.4 million for the comparable 2006 quarter, a decrease of $774 thousand, or 12.1%. Included in gross profit for the 2007 quarter is $4.3 million from the Company’s lime and limestone operations, compared to $5.9 million in the 2006 quarter, and $1.35 million from the Company’s natural gas interests, compared to $504 thousand in the 2006 quarter. The decrease in gross profit from lime and limestone operations was primarily due to the reduced PLS sales, increased energy costs, start-up difficulties with the third kiln project in Arkansas and additional depreciation, depletion and amortization, primarily for the third kiln project.
     Production volumes for the Company’s natural gas interests for the first quarter 2007 totaled approximately 226 thousand MCF, sold at an average price of approximately $8.13 per MCF, compared to approximately 72 thousand MCF, sold at an average price of approximately $8.03, in the comparable 2006 quarter. Nine wells were producing during the first quarter 2007, compared to three in the first quarter 2006. In April 2007, three new wells began production, including the first two wells under the Company’s drillsite agreement.
     “The start-up of the third kiln project, including the completion of the stone handling and loadout systems, at our Arkansas facilities have proven to be more challenging than the second kiln project,” said Timothy W. Byrne, President and Chief Executive Officer. “The ancillary structures were completed in the first quarter and the kiln has performed better in the second quarter,” Mr. Byrne added. “Our gross profit and gross profit margin were also negatively impacted in the first quarter by the continuing reduced PLS demand from our roof shingle customers, as well as increased energy costs. Prices for coal and coke delivered to our plants increased significantly compared to last year’s quarter.” Mr. Byrne concluded, “We are very pleased with the continuing increases in revenues and gross profit generated by our natural gas interests as additional wells are brought into production, and we expect to see improvements in our lime and limestone operations in the second quarter.”

     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
INCOME STATEMENTS	2007	2006
Revenues
Lime and limestone operations	$27,607	$27,719
Natural gas interests	1,833	578

Total	$29,440	$28,297

Gross profit	$5,622	$6,396
Operating profit	$3,859	$4,692

Interest expense	1,032	836
Other (income) expense, net	(38)	24
Income tax expense	806	985

Net income before cumulative effect of change in accounting principle	$2,059	$2,847
Cumulative effect of change in accounting principle, net of $190 income tax benefit (1)	—	(550)

Net income	$2,059	$2,297

Income per share of common stock:
Basic before cumulative effect of change in accounting principle	$0.33	$0.47
Cumulative effect of change in accounting principle	—	(0.09)

	$0.33	$0.38

Diluted before cumulative effect of change in accounting principle	$0.33	$0.46
Cumulative effect of change in accounting principle	—	(0.09)

	$0.33	$0.37

Weighted average shares outstanding:
Basic	6,222	6,087
Diluted	6,302	6,255

	March 31,	December 31,
	2007	2006
BALANCE SHEETS
Assets:
Current assets	$25,905	$22,776
Property, plant and equipment, net	132,532	129,894
Other assets, net	1,257	1,498

Total assets	$159,694	$154,168

Liabilities and Stockholders’ Equity:
Current liabilities	$15,680	18,739
Debt, excluding current installments	66,123	59,641
Other liabilities	3,374	3,295
Stockholders’ equity	74,517	72,493

Total liabilities and stockholders’ equity	$159,694	$154,168

(1)	Reflects the write-off, as required by EITF Issue No. 04-6, of $740 thousand of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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